Exhibit 99.1

For Release:	NEWS	Contact:
Immediate		Neal E. Murphy
Vice President and
Chief Financial Officer
610-832-4189

QUAKER CHEMICAL ANNOUNCES RECORD SALES FOR 2006 AND SUBSTANTIAL
IMPROVEMENT IN FOURTH QUARTER AND FULL YEAR EARNINGS

February 27, 2007

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced record sales for the full year 2006 of $460.5 million and net income of $11.7 million, or $1.18 per diluted share, compared to $424.0 million and net income of $1.7 million, or $0.17 per diluted share for 2005.

The Company also reported fourth quarter 2006 sales of $115.5 million and net income of $3.0 million, or $0.30 per diluted share, compared to fourth quarter 2005 sales of $107.1 million and a net loss of $5.4 million, or a $0.56 loss per diluted share.

Prior year results included a $10.3 million pre-tax charge for restructuring and related activities, $4.2 million of pre-tax income from the sale of property by the Company’s real estate joint venture, and a $1.0 million tax charge associated with foreign earnings repatriation. All but $1.2 million of these prior year charges were reported in the fourth quarter of last year.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “Our strong 2006 performance continued through the fourth quarter to yield solid revenue and profit gains for both the quarter and the full year.  Strong global steel demand, pricing persistency, an expanded presence in China and our commitment to CMS all contributed nicely to a significant improvement in fourth quarter and full year financial performance. I’m pleased to note that our gross margin expanded each quarter through the year despite upward raw material pressure. We also saw benefits from the restructuring actions of 2005 that enabled the redeployment of resources towards higher growth regions and strategic initiatives.”

Fourth Quarter 2006 Summary

Net sales for the fourth quarter of 2006 were $115.5 million, up 8% from $107.1 million for the fourth quarter of 2005.  Foreign exchange rate translation increased revenues by approximately 3% for the fourth quarter of 2006, compared to the same period in 2005.  The remaining increase in net sales was attributable to a combination of higher sales prices and volume growth.  Volume growth was mainly attributable to market share growth and increased demand in China partially offset by some softness in our other markets.  Selling price increases were broadly implemented across all regions and market segments to offset significantly higher raw material costs.

Gross margin as a percentage of sales was 32.3% for the fourth quarter of 2006, compared to 30.2% for the fourth quarter of 2005.  Higher selling prices and a stronger performance from the Company’s CMS channel helped improve margins, as mineral oil prices stabilized during the fourth quarter. Sequentially, the fourth quarter 2006 gross margin as a percentage of sales represents an improvement over the first, second and third quarter 2006 gross margin percentages of 29.6%, 30.4% and 31.6%, respectively.

- more -

Quaker Chemical Corporation

One Quaker Park, 901 Hector Street,  Conshohocken, PA  19428-0809   USA   www.quakerchem.com
T  610.832.4000   F  610.832.8682

Selling, general and administrative expenses for the quarter increased $3.3 million compared to the fourth quarter of 2005. Planned new spending in higher growth areas was funded by savings from the Company’s restructuring program in the fourth quarter of 2005.  Higher variable compensation in the fourth quarter of 2006, compared to the prior year fourth quarter, was the result of increased earnings. Foreign exchange rates also contributed to an increase in SG&A, compared to the prior year quarter. In addition, during the fourth quarter of 2005, the Company implemented a restructuring plan to significantly reduce operating costs in the U.S. and Europe that resulted in a net pre-tax charge of $9.1 million.

The increase in net interest expense is attributable to higher average borrowings and higher interest rates.  The increase in minority interest expense is due to a stronger financial performance from the Company’s minority affiliates offset in part by the fourth quarter acquisition of the remaining interest in the Company’s China affiliate.

Full Year Summary

Net sales for 2006 were $460.5 million, up 8.6% from $424.0 million for 2005.  The increase in net sales was attributable to higher sales prices and volume growth.  Volume growth was mainly attributable to market share growth and increased demand in the U.S. and China offset by softening demand in Europe.  Selling price increases were broadly implemented across all regions and market segments to offset significantly higher raw material costs.

Gross margin as a percentage of sales was 31.0% for 2006, as compared to 30.6% for 2005.  Higher selling prices and a stronger performance from the Company’s CMS channel helped maintain margins notwithstanding continued increases in raw material prices, particularly crude oil derivatives.

Selling, general and administrative expenses for 2006 increased $4.6 million compared to 2005.  Cost savings from restructuring efforts completed in 2005 enabled increased spending in higher growth areas, higher variable compensation and higher professional fees.  In addition, due to a legislative change, effective January 1, 2006, the Company recorded a pension gain in the first quarter of 2006 of $0.9 million relating to one of its European pension plans.  SG&A as a percentage of sales decreased from 27.4% to 26.3%.

Restructuring and other related activities for the full year 2005 included the aforementioned $9.1 million fourth quarter charges, as well as a $1.2 million charge associated with a reduction in workforce in the first quarter of 2005.

The decrease in other income is largely due to $4.2 million of pre-tax gain relating to the Company’s real estate joint venture recorded in 2005.  The remainder of the decrease was the result of foreign exchange losses in 2006 compared to gains in 2005.

The increase in net interest expense is attributable to higher average borrowings and higher interest rates.

The effective tax rate was 33.8% for 2006 compared to 50.4% in 2005, with the decrease primarily due to the aforementioned tax charge taken in 2005 associated with the repatriation of accumulated foreign earnings.

Minority interest expense decreased due to the acquisition of the remaining 40% interest in the Company’s Brazilian affiliate in March of 2005 and the fourth quarter 2006 acquisition of the remaining interest in the Company’s China affiliate. Several of the Company’s minority affiliates also reported lower earnings.

Balance Sheet and Cash Flow Items

The Company’s net debt has increased from December 31, 2005, primarily to fund working capital needs, construction of a new manufacturing and research facility in China, and the fourth quarter 2006 acquisition of the remaining interest in the Company’s China affiliate. In addition, fourth quarter 2005 restructuring actions were funded during 2006.  The Company’s net debt-to-total capital ratio was 40% at December 31, 2006, compared to 35% at December 31, 2005.

In connection with the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” the Company recorded a non-cash charge to shareholders’ equity of $9.3 million, which negatively impacted the Company’s net debt-to-total capital ratio by approximately two percentage points.

- more -

Mr. Naples further commented, “We had a great year in 2006, not only because of our earnings improvement, but also, importantly, because we believe we made strides in strengthening our competitive position.  Our investments in manufacturing and research facilities in China, as well as successful recruiting efforts and a buyout of our Chinese joint venture partner, have further solidified our growth platform in this exciting part of the world. We have made substantial in-roads into market adjacencies, such as products for the tube and pipe and the mining industries, and have formed alliances which will enable a broader product slate to complement our strong position in traditional markets.  We feel good about our long-term future and about the prospects of continuing solid earnings improvement in 2007.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss fourth quarter and year-end results is scheduled for February 28, 2007 at 2:30 p.m. (ET).  Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

- more -

Quaker Chemical Corporation
Condensed Consolidated Statement of Operations
(Dollars in thousands, except per share data and share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

	(Unaudited)
Net sales	$115,527	$107,079	$460,451	$424,033
Cost of goods sold	78,251	74,778	317,850	294,219

Gross margin	37,276	32,301	142,601	129,814
%	32.3%	30.2%	31.0%	30.6%
Selling, general and administrative	32,333	29,066	120,969	116,340
Restructuring and related activities, net	—	9,088	—	10,320

Operating income	4,943	(5,853)	21,632	3,154
%	4.3%	-5.5%	4.7%	0.7%
Other income, net	205	251	1,259	6,120
Interest expense, net	(1,016)	(815)	(4,451)	(2,659)

Income before taxes	4,132	(6,417)	18,440	6,615
Taxes on income	1,166	(899)	6,224	3,336

	2,966	(5,518)	12,216	3,279
Equity in net income of associated companies	317	204	773	618
Minority interest in net income of subsidiaries	(289)	(131)	(1,322)	(2,209)

Net income (loss)	$2,994	$(5,445)	$11,667	$1,688

%	2.6%	-5.1%	2.5%	0.4%
Per share data:
Net income (loss) - basic	$0.30	$(0.56)	$1.19	$0.17
Net income (loss) - diluted	$0.30	$(0.56)	$1.18	$0.17
Shares Outstanding:
Basic	9,828,377	9,701,259	9,778,745	9,679,013
Diluted	9,902,451	9,701,259	9,854,100	9,815,585

- more -

Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	December 31, 2006	December 31, 2005

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,062	$16,121
Accounts receivable, net	107,340	93,943
Inventories, net	51,984	45,818
Deferred income taxes	4,379	4,439
Prepaid expenses and other current assets	6,476	5,672

Total current assets	186,241	165,993
Property, plant and equipment, net	60,927	56,897
Goodwill	38,740	35,418
Other intangible assets, net	8,330	8,703
Investments in associated companies	7,044	6,624
Deferred income taxes	28,573	24,385
Other assets	27,527	33,975

Total assets	$357,382	$331,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$4,950	$5,094
Accounts payable	54,212	50,832
Dividends payable	2,133	2,091
Accrued compensation	15,225	9,818
Other current liabilities	13,659	19,053

Total current liabilities	90,179	86,888
Long-term debt	85,237	67,410
Deferred income taxes	5,317	4,608
Accrued pension and postretirement benefits	38,430	38,210
Other non-current liabilities	23,353	22,363

Total liabilities	242,516	219,479

Minority interest in equity of subsidiaries	4,035	6,609

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 9,925,976 shares	9,926	9,726
Capital in excess of par value	5,466	3,574
Retained earnings	114,498	111,317
Accumulated other comprehensive loss	(19,059)	(18,710)

Total shareholders’ equity	110,831	105,907

Total liabilities and shareholders’ equity	$357,382	$331,995

- more -

Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the twelve months ended December 31,
(Dollars in thousands)

	2006	2005*

	(Unaudited)
Cash flows from operating activities
Net income	$11,667	1,688
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	10,136	9,163
Amortization	1,427	1,368
Equity in net income of associated companies, net of dividends	(348)	(384)
Minority interest in earnings of subsidiaries	1,322	2,209
Deferred income tax	404	(4,476)
Deferred compensation and other, net	(507)	(747)
Stock-based compensation	857	771
Restructuring and related activities	—	6,018
Gain on sale of partnership assets	—	(2,989)
(Gain) Loss on disposal of property, plant and equipment	34	—
Insurance settlement realized	(544)	—
Pension and other postretirement benefits	(4,247)	(439)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(8,947)	(9,600)
Inventories	(4,146)	(5,821)
Prepaid expenses and other current assets	(140)	161
Accounts payable and accrued liabilities	5,440	15,726
Change in restructuring liabilities	(4,033)	(2,798)
Estimated taxes on income	(192)	1,722

Net cash provided by operating activities	8,183	11,572

Cash flows from investing activities
Capital expenditures	(12,379)	(6,989)
Payments related to acquisitions	(1,684)	(6,700)
Proceeds from partnership disposition of assets	—	2,989
Proceeds from disposition of assets	64	1,918
Insurance settlement received and interest earned	7,836	7,508
Change in restricted cash, net	(7,292)	(7,508)

Net cash used in investing activities	(13,455)	(8,782)

Cash flows from financing activities
Proceeds from short-term debt	1,897	—
Net (decrease) increase in short-term borrowings	(3,384)	(52,703)
Proceeds from long-term debt	15,283	59,525
Repayments of long-term debt	(940)	(9,566)
Dividends paid	(8,444)	(8,340)
Stock options exercised, other	1,235	387
Distributions to minority shareholders	(1,490)	(4,198)

Net cash provided by (used in) financing activities	4,157	(14,895)

Effect of exchange rate changes on cash	1,056	(852)
Net (decrease) increase in cash and cash equivalents	(59)	(12,957)
Cash and cash equivalents at the beginning of the period	16,121	29,078

Cash and cash equivalents at the end of the period	$16,062	$16,121

*Certain reclassifications of prior year data have been made to improve comparability